24 February 2005

Mr. Peter Kršák

as the Seller

and

CME Media Enterprises B.V.

as the Purchaser

AGREEMENT ON SETTLEMENT OF DISPUTES AND
TRANSFER OF OWNERSHIP INTEREST

THIS AGREEMENT ON SETTLEMENT OF DISPUTES AND TRANSFER OF OWNERSHIP INTEREST (the "Agreement") is made on 24 February 2005

BETWEEN:

(1)	Mr. Peter Kršák, Birth no. 491009/285 (the "Seller"); and

(2)	CME Media Enterprises B.V., a company organized under the laws of the Netherlands, and having its seat at 101706 Amsterdam, Birkstraat 89, 2768 HD Soest, the Netherlands (the "Purchaser").

WHEREAS:

(A)
As of the date hereof, CET 21, spol. s r.o. (the "Company"), is a limited liability company organized and existing under the laws of the Czech Republic and registered in the Commercial Register kept by the City Court in Prague, the Czech Republic, file number C 10581, identification number 45800456, with its seat at Kříženeckého nám. 322/5, Prague 5, the Czech Republic (the seat currently registered in the Commercial Register at V Jámě 12, 110 00 Prague 1), has a registered capital of CZK 200,000.

(B)	The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller the entire ownership interest of the Seller in the Company (the "Ownership Interest").

(C)	The Seller has agreed to sell the Ownership Interest and the Purchaser has agreed to purchase the Ownership Interest on and subject to the terms and conditions set out herein.

(D)
Disputes have arisen between the Seller and the Company concerning various matters related to the Company, and the Parties desire to terminate any and all of these disputes prior to the sale by the Seller of the Ownership Interest to the Purchaser or concurrently with such sale.

(E)	The Parties have agreed that:

(i)	the Seller will withdraw the Claims (as defined below) pending and will not initiate any further Claims;

(ii)	subject to regulatory and corporate approval the Seller shall sell and the Purchaser shall purchase the Ownership Interest and pay the Purchase Price.

IT IS AGREED:

1	Interpretation and Definitions

1.1	For the purpose of this Agreement (including its Recitals and Annexes), the following words and expressions have the meaning respectively set opposite to them:

‘Approved Petitions”	Has the meaning specified in Clause 3.5 of this Agreement;

"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in Prague (other than for services via the Internet);

"Claims"
Means any claims, rights, actions, proceedings of any nature, contingent or actual, known or unknown, including any appeals in such proceedings, whether asserted or not, which the Seller has, had, could have had or in the future could have against the Company or any of its subsidiaries or affiliates or current or former shareholders thereof, and/or TV Nova, relating in any way to the assets, ownership structure or other affairs of, the Company or any of its subsidiaries or affiliates, or current or former shareholders and affiliates thereof, and/or TV Nova, including, without limitation, the claims set forth in Annex 1 hereto;

"Company"	Has the meaning ascribed thereto in Recital (A);

"Council"	Means the Council of the Czech Republic for Radio and Television Broadcasting;

"CZK"	Means the lawful currency of the Czech Republic;

"Escrow Account"	Means an escrow account opened with the Escrow Agent in the Czech Republic;

"Escrow Agent"	Means an escrow agent appointed pursuant to Clause 5 hereto;

“First Payment”	Means an amount equal to;

"Media Act"	Means Act No. 231/2001 Coll., as amended, On Radio and Television Broadcasting;

"Memorandum of Association"	Means the Memorandum of Association of the Company dated 9 September 2004 attached hereto as Annex 2, as amended and in force as of the date of this Agreement;

"Party"	Means the Seller and/or the Purchaser;

"Purchase Price"

"Purchaser"	Has the meaning set forth in the introduction to this Agreement;

"TV Nova"
Means the Czech National television broadcasting station operated by the Company under license No. 001/1993 granted by the Council of the Czech Republic for Radio and Television Broadcasting on 9 February 1993;

"Ownership Interest"	Has the meaning ascribed thereto in Recital (B);

“Second Payment”	Means an amount equal to;

"Seller"	Has the meaning set forth in the introduction to this Agreement;

1.2	In this Agreement, unless the context otherwise requires,

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	reference to Recitals, Clauses and Schedules are references to the recitals and clauses of, and schedules to, this Agreement;

(c)	references to one gender include both genders and references to the singular include the plural and vice-versa; and

(d)	headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.3	Recitals and Schedules to this Agreement form an integral part hereof.

2	Sale and Purchase of Ownership Interest

2.1	Subject to the terms and conditions of this Agreement, the Seller sells the Ownership Interest and the Purchaser purchases the Ownership Interest for the Purchase Price.

3	Purchase Price, Payment and some Precompletion Undertakings of Parties

3.1	The total consideration for the sale of the Ownership Interest shall be (the "Purchase Price").

3.2	The Purchase Price shall be payable in two instalments in accordance with this Clause 3.

3.3
Within 10 (ten) Business Days from the execution of this Agreement, the Parties shall enter into an escrow agreement with the Escrow Agent which agreement shall contain the same terms and conditions for the deposit and release of the Purchase Price as contained herein.

3.4
Within 10 (ten) Business Days from the execution of the escrow agreement described in Clause 3.3, the Seller shall deliver to the Purchaser (i) an originally executed letter to the Company requiring convocation of the general meeting of the Company to approve the transfer of the Ownership Interest by the Seller to the Purchaser and (ii) drafts of petitions to withdraw all Claims then pending or consents to withdrawal of such Claims where the Seller is the defendant in a form reasonably satisfactory to the Purchaser, and the Purchaser shall deliver to the Seller a copy of an application to be filed by the Company with the Council to consent to the transfer of the Ownership Interest to the Purchaser. Within 5 (five) Business Days of receipt of the application to be filed with the Council, the Seller shall co-sign and deliver such application to the Purchaser. In the event that the Seller fails to fulfil any of its obligations under this Clause 3.4, the Seller shall pay to the Purchaser a contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) within 15 (fifteen) Business Days of such failure and the Purchaser shall be entitled to immediately withdraw from this Agreement. In the event that the Purchaser fails to fulfil any of its obligations under this Clause 3.4, the Purchaser shall pay to the Seller a contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) within 15 (fifteen) Business Days of such failure and the Seller shall be entitled to immediately withdraw from this Agreement.

3.5
Within 20 (twenty) Business Days from the later of the delivery of (i) the consent to the transfer of the Ownership Interest of the Seller to the Purchaser by the Council in the form of the original or the notarized copy of the original and (ii) the resolution of the Company’s shareholders approving the transfer of the Ownership Interest to the Purchaser in the form of the notarized copy, the Purchaser shall (x) transfer the Purchase Price to the Escrow Account and (y) approve in writing drafts of petitions to withdraw all Claims then pending (the “Approved Petitions”) and deliver such approvals together with Approved Petitions to the Escrow Agent and the Seller. In the event that the Purchaser fails to fulfil any of its obligations under this Clause 3.5, the Purchaser shall pay to the Seller a contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) within 15 (fifteen) Business Days of such failure and the Seller shall be entitled to immediately withdraw from this Agreement.

3.6
Within 5 (five) Business Days from the day on which the Escrow Agent confirms in writing to the Seller that the Purchase Price has been credited to the Escrow Account, the Seller shall (i) withdraw, in the form consistent with the Approved Petitions, all the Claims then pending and file consents to withdrawals where the Seller is the defendant; (ii) deliver to the Escrow Agent copies of such petitions relating to all such Claims including an original stamp by the relevant court and to the Purchaser copies of such petitions relating to all such Claims including a copy of the original stamp by the relevant court; and (iii) co-sign, before a Czech notary, the petition prepared by the Purchaser to register the Purchaser as the owner of the Ownership Interest instead of the Seller. In the event that the Seller fails to fulfil these obligations the Purchaser shall be entitled to immediately withdraw from this Agreement and the Seller shall pay to the Purchaser a contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) within 15 (fifteen) Business Days of such failure.

3.7	Upon receipt by the Escrow Agent of the last of the following documents:

(a)	written approval by the Purchaser relating to the Approved Petitions and the copies of the Approved Petitions; and

(b)	copies of petitions withdrawing Claims duly signed on behalf of the Seller in all material aspects consistent with the Approved Petitions, including an original stamp by the relevant court,

the Escrow Agent shall transfer the First Payment to the bank account maintained by the Seller with Ceskoslovenska obchodni banka, a.s., No. 194488998/0300 (the “Seller’s Account”). Upon crediting the amount of the First Payment to the above bank account of the Seller, the transfer of the Ownership Interest to the Purchaser shall become effective and the Purchaser shall file the petition, or cause the petition to be filed, to register the Purchaser as the owner of the Ownership Interest.

3.8
Provided that the Seller is not in default of its obligations under this Agreement including, without limitation, his undertaking under Clause 7.4, the Escrow Agent shall release the Second Payment to the Seller on the earlier of (i) the date which is 5 (five) Business Days from the date on which the Purchaser is registered in the Commercial Register of the relevant Registration Court and (ii) July 1, 2006; provided, that if either the Purchaser or PPF (Cyprus) Ltd., PPF a.s., Vilja a.s., or any affiliate thereof initiates any court or arbitration proceeding in opposition to the registration of the Purchaser as the owner of the Ownership Interest and the Second Payment has not been released yet to the Seller in accordance with this Clause, the Escrow Agent shall release the Second Payment to the Seller on the presentation by the Seller of satisfactory evidence of the initiation of such proceeding. In accordance with the immediately preceding sentence, the Escrow Agent shall promptly transfer an amount equal to the Second Payment (free of any deductions) to the Seller’s Account.

3.9
All cash payments shall be made in immediately available funds to the account of the relevant Party specified below and the paying Party shall promptly provide the receiving Party with all necessary information to confirm that such payment has been made.

(a)	Payments to the Seller shall be made in CZK into the following bank account:

Seller’s Account

Beneficiary: Peter Kršák

(b)	Payments to the Purchaser shall be made in CZK into the following bank account:

ING Bank
Zlaty Andel
Nadrazni 25
150 00 Prague 5
Czech Republic

IBAN - CZ3935000000002220056005

Account number - 2220056005

Swift - INGBCZPPAXXX

Beneficiary: CME Media Enterprises B.V.

4	Conditions Precedent

4.1
The completion of the purchase and sale of the Ownership Interest shall be conditional upon satisfaction of obligations of Parties and conditions specified in Clauses 3.3 to 3.7 of this Agreement, including:

(a)	the approval of the sale and purchase of the Ownership Interest by the Council in accordance with the Media Act;

(b)	the approval of the sale and purchase of the Ownership Interest by a resolution of the Company’s General Meeting in accordance with the Memorandum of Association; and

(c)
the Seller shall have delivered to the Purchaser copies of final and valid court applications including an original stamp by the relevant court on withdrawal of the court proceedings concerning all Approved Petitions.

4.2
This Agreement shall terminate on the date that is 85 (eighty-five) days from the date hereof in the event that the condition in Clause 4.1(b) has not been satisfied. Any liability of a Party resulting from the breach of this Agreement shall not be affected by this termination.

4.3
In the event that the condition in Clause 4.1(a) is not satisfied within six months of the date hereof, either Party shall be entitled to terminate this Agreement by delivery of notice to the other Party at any time during the thirty-day period following such date. The termination notice shall become effective on the date which is thirty days from delivery unless the condition in Clause 4.1(a) has been satisfied within such period. Any liability of a Party resulting from the breach of this Agreement shall not be affected by this termination.

5	Escrow Account

5.1
The Parties shall cause the Escrow Account to be opened with ING Bank (or such other bank reasonably acceptable to Purchaser and the Seller) in Prague and cause ING Bank (or such other bank) to be appointed as the Escrow Agent.

6	Warranties

6.1	The Seller represents and warrants to the Purchaser as of the date hereof that each of the statements set forth below is true, accurate and not misleading as at that date:

(a)	The Ownership Interest is owned by the Seller, and the Seller has the exclusive and unrestricted right, save for the approval of the Council set forth in Clause 4.1(a) and the approval of the Company’s General Meeting set forth in Clause 4.1(b), to sell the Ownership Interest to the Purchaser on the terms set out in this Agreement;

(b)	the Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal, options and other rights exercisable by third parties;

(c)	after the submission of the petitions to withdraw the Claims to the relevant court the Memorandum of Association will be true and correct;

(d)	the Seller has not initiated any Claims other than Claims disclosed to the Purchaser in Annex 1 hereto; and

(e)
the Seller is entering into this Agreement with good faith that (x) all transactions contemplated under this Agreement can be validly executed and that (y) there are no other obstacles to the sale and purchase of the Ownership Interest other than those specified in this Agreement.

6.2	The Seller is deemed to repeat the representations and warranties pursuant to Clause 6.1 above on the date of the First Payment and the Second Payment.

6.3	The Purchaser represents and warrants to the Seller as at the date hereof that each of the statements set forth below is true, accurate and not misleading as at that date:

(a)	the Purchaser is a company duly established and existing under the laws of the Netherlands;

(b)	the person signing this Agreement on behalf of the Purchaser has the unrestricted right to do so and the Purchaser has taken all necessary corporate action to execute and deliver this Agreement;

(c)
the Purchaser is entering into this Agreement with good faith that (x) all transactions contemplated under this Agreement can be validly executed and that (y) there are no other obstacles to the sale and purchase of the Ownership Interest other than those specified in this Agreement.

7	Undertakings

In addition to their specific undertakings referred to in Clause 3 or elsewhere in this Agreement the Parties have agreed as follows:

7.1
Each of the Parties shall use its best endeavours to procure that the Company applies for and obtains the Council’s approval under the Media Act and use its best endeavours to procure that the Company applies for and obtains the registration of the Purchaser as the owner of the Ownership Interest in the Commercial Register of the relevant Commercial Court.

7.2
Each of the Parties shall use its best endeavours to procure that the Company convene the general meeting where the Company members are asked to approve the transfer of the Ownership Interest for registration and the submission of such transfer for the Council’s approval under the Media Act.

7.3
The Seller shall vote in favor of the transfer of the Ownership Interest at such general meeting of the Company. The Purchaser shall vote in favour of the transfer of the Ownership Interest in accordance with this Agreement at the general meeting of the Company should the Purchaser acquire any ownership interest in the Company prior to the Completion or the Purchaser shall ensure that a person holding an ownership interest and controlled either directly or indirectly by the Purchaser shall vote in favour of the transfer of the Ownership Interest in accordance with this Agreement.

7.4
The Seller undertakes that he shall not (i) withdraw any application filed pursuant to Clause 3.6 of this Agreement, (ii) withdraw or contest in any way a request for consent to the Council in respect of the transfer of the Ownership Interest to the Purchaser, (iii) withdraw or contest in any way the application filed with the Commercial Register of the relevant Commercial Court to register the Purchaser as the owner of the Ownership Interest, or (iv) initiate any Claim as from the date hereof; provided that the Seller shall be entitled from the date which is 85 (eighty-five) calendar days from the date hereof until the date on which the Purchaser deposits the Purchase Price into the Escrow Account and the Escrow Agent notifies the Seller hereof to initiate Claims solely on account of the fact that the applicable statute of limitations would otherwise expire and shall promptly deliver copies of any such Claim to the Purchaser. .

7.5
The Seller undertakes that in the event this Agreement or the application to register the Purchaser as the owner of the Ownership Interest hereunder is declared invalid, the Seller shall undertake to perform such acts as may be reasonably required by the Purchaser, including entering into a new agreement containing substantially the same sale terms as are contained in this Agreement.

7.6
The Seller undertakes to notify the Purchaser within 15 (fifteen) Business Days of the receipt of valid and final court decisions including an original stamp by the relevant court in respect of the termination of any of the Approved Petitions

7.7
The Purchaser undertakes to transfer to the Seller amounts of any dividends relating to the Ownership Interest which may be distributed from the profits generated by the Company for the financial year 2004.

7.8
In the event of a breach by the Seller of any obligation under Clause 7 other than the obligation in Clause 7.6 above, the Seller shall pay to the Purchaser contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) per each individual breach within 15 Business Days of any such breach. In the event of a breach by the Purchaser of any obligation under Clause 7, the Purchaser shall pay to the Seller a contractual penalty in the amount of CZK 25.000.000,00 (twenty-five million Czech crowns) per each individual breach within 15 Business Days of any such breach. Nothing in this Agreement shall be interpreted as a limitation of the Purchaser’s rights to conduct the proceedings relating to the Claims until the Seller withdraws such Claims in accordance with this Agreement.

8	Accession to the Memorandum of Association

8.1	In accordance with Section 115(3) of the Commercial Code the Purchaser hereby declares that it accedes to the Memorandum of Association.

9	Further Assurance

9.1	Each Party shall execute and/or deliver all such instruments and other documents and shall take all such actions as may be necessary in order to give full effect to the intentions of this Agreement.

10	Notices

10.1	A notice under this Agreement shall only be effective if it is in writing, otherwise being deemed null and void.

10.2	Notices under this Agreement shall be sent to a Party at its address set forth on the first page hereof or faxed to the fax number and for the attention of the individual set out below:

if to the Seller,

to:	Peter Krsak
Prazskeho 608
15000 Praha 5

with the copy to

Baker &McKenzie v.o.s
for the attention of Martin Hrodek
Klimentska 46
110 00 Praha 1
fax number: +420 236 045 055

if to the Purchaser

to:	CME Media Enterprises B.V
71-91 Alwych
London WC2B 4HN
United Kingdom

for the attention of: General Counsel

fax number: 44 20 7430 5403

with a copy to

Kotrlik, Bourgeault & Andrusko
Adria Palace
Jungmannova 31
110 00 Prague 1

Fax: 4202 2499 0001

Each Party may change its notice details on giving notice to the other Party of the change in accordance with this Clause 10.2. Such change shall become effective 5 (five) Business Days following the making of the notice.

10.3	Notices (including accompanying papers) with respect to this Agreement shall be prepared in Czech with translation to English.

11	Severability

11.1
If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.

11.2
Without prejudice to the abovementioned general clause 11.1, the Parties hereby agree that if the undertaking of the Seller that he will not assert any Claims which he could have in the future is held to be illegal, invalid or unenforceable, the undertakings and obligations of the Seller regarding Claims which existed as of the date hereof, whether these were known to or asserted by the Seller, shall not in any way be affected or impaired thereby.

12	Entire Agreement and Variation

12.1	No variation, supplement, deletion or replacement of, to or from this Agreement or any of its terms shall be valid and effective unless made in writing and signed by or on behalf of each Party.

13	Necessary Steps

13.1
If, for any reason, any additional steps or measures are required based on the request of any court or any notary with respect to the registration of the transfer of the Ownership Interest by the competent court, each Party undertakes to use its best efforts to take any such required steps or measures to ensure proper and timely registration of the sale and purchase of the Ownership Interest under this Agreement.

14	Assignment

14.1
This Agreement shall be binding on and inure for the benefit of each Party's successors in title. No Party shall assign or transfer (by way of corporate restructuring or otherwise), all or any part of the obligations or undertakings or the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other Party.

15	Dispute Resolution

15.1
Any disputes, claims or controversy arising out of or related to the Agreement, including any question as to its formation, validity, interpretation or termination shall be settled by arbitration on an ad hoc basis in accordance with the UNCITRAL Arbitration Rules, by three arbitrators appointed by the Parties or otherwise appointed by the London Court of International Arbitration in accordance with its rules. The seat of the arbitration shall be in Vienna and the hearing may be held at any place agreed upon between Parties. All documents and proceedings shall be in the English language. Any of the Parties shall have the right to initiate the proceedings.

16	Costs

16.1
Each Party shall be liable for its costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement. The Purchaser shall be solely liable for the costs of the Escrow Agent.

17	General Provisions

17.1
Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

17.2
No failure to exercise and no delay on the part of any Party in exercising any right, remedy, power or privilege of that Party under this Agreement and no course of dealing between the Parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are cumulative and they are not exclusive to any rights or remedies provided by law. A payment of a contractual penalty under this Agreement shall be without prejudice to the right for recovery of actual damages by the relevant entitled Party.

18	Language

18.1
This Agreement is being executed in two copies in the English language and Czech, each of which shall be deemed an original. In case of a discrepancy between the two language versions the English version shall prevail.

19	Governing Law

19.1	This Agreement and rights of the Parties hereunder shall be governed by, construed and take effect in accordance with Czech law.

20	Effective Date

20.1	This Agreement is valid and takes effect upon its signing by the Parties to it. The signatures of the Parties shall be duly verified in accordance with the Czech law.

AS WITNESS the hands of the Parties or their duly authorized representatives the day and year written hereunder.

Dated February 24, 2005

Mr. Peter Kršák

By: /s/ Peter Krsak

Name: Peter Krsak

CME Media Enterprises B.V.

By: /s/ Fred Klinkhammer

Name: Fred Klinkhammer

Title: Power of Attorney

Annex 1

List of Claims

Annex 2

Memorandum of Association of the Company